Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Naugatuck Valley Financial Corporation of our report, dated April 1, 2013, related to our audits of the consolidated statement of financial condition as of December 31, 2012 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which appear in this Annual Report on Form 10-K of Naugatuck Valley Financial Corporation and Subsidiary for the year ended December 31, 2013.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut

March 31, 2014